Exhibit 5.1
Matthew B. Hemington
T: +1 650 843 5062
hemingtonmb@cooley.com
March 11, 2020
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, CA 95050
Ladies and Gentlemen:
We have acted as counsel to SI-BONE, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,509,828 (the “Shares”) consisting of (a) 1,258,190 shares of common stock, par value $0.0001 per share (“Common Stock”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) and (b) 251,638 shares of Common Stock issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the Company’s 2018 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Plans, and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the respective Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com